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NEWS RELEASE: OCTOBER 13, 1999                                       EXHIBIT 99


                      PACIFIC GATEWAY PROPERTIES ANNOUNCES
                        THE DISPOSITION OF RINCON CENTER,
                    ENGAGING PRUDENTIAL SECURITIES AS ADVISOR
                        IN A POSSIBLE SALE OR MERGER, AND
                 FOURTH QUARTER 1999 DIVIDEND OF $0.15 PER SHARE


SAN FRANCISCO, CALIFORNIA . . . Pacific Gateway Properties, Inc., (PGP-AMEX) announced today the successful disposition of Rincon Center. As a result of this disposition, all contingent liabilities associated with the Company's role as a general partner have been eliminated. As previously disclosed, the Company has fully reserved for the tax liability associated with its partnership interest in the Rincon Center Associates partnership. The Company estimates that this tax liability will total approximately $7,000,000, which will be funded from its cash reserves, cash flow from operations, additional borrowing, or a possible asset sale.

The Company also announced that Prudential Securities Incorporated has been assisting the Board of Directors in evaluating various strategic alternatives. Following a lengthy review process, the Board of Directors determined that it would be in the best interest of the Company's shareholders to pursue a possible sale or merger.

The Board of Directors also met and declared a $0.15 per share dividend to be paid on December 30, 1999. This represents the third consecutive increase in dividends since the Board of Directors resumed dividends in the fourth quarter of 1998. The Board of Directors has fixed the close of business on December 10, 1999, as the record date for the dividend.

Raymond Marino, President and CEO of PGP commented, "the events leading up to the disposition of Rincon Center and the winding up of the Company's involvement in Rincon Center Associates partnership clear the way for the Company to pursue its strategic goals." Mr. Marino further stated, "in light of the Board of Directors decision to pursue the possible sale or merger of the Company, our portfolio represents an opportunity for an investor seeking to enter the San Francisco Bay Area real estate market or add to an existing portfolio."

PGP owns and manages 20 office buildings in the San Francisco Bay Area, consisting of 778,000 square feet which represent 88% of the Company's portfolio of properties. The San Francisco Bay Area properties are located in San Jose, San Francisco and Walnut Creek. The balance of the Company's portfolio consists of two triple net leased office buildings consisting of 102,000 square feet located in Arizona and Florida. As of today, the Company's portfolio of properties had achieved a weighted average occupancy level of 96.3%.

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The matters described herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, economic and real estate industry conditions, lease renewals and the financial stability of tenants, interest rate risk and other factors detailed in the Company's registration statement and periodic reports filed with the Securities Exchange Commission.



                  FOR MORE INFORMATION CONTACT: RAYMOND MARINO,
                PRESIDENT & CEO AT (415) 398-4800, EXTENSION 119